Exhibit 99.2

BIOEQUIVALENCE AMENDMENT
ANDA 090714
OFFICE OF GENERIC DRUGS, CDER, FDA
Document Control Room, Metro Parle North VII
7670 Standish Pt.
Rockville, MD 20855-2810

APPLICANT: SCOLR Pharma, Inc	TEL: (858) 535-2420

ATTN: Kathleen Walker	FAX: (858) 585-2439

FROM: Diana Solana-Sodeinde	FDA CONTACT PHONE: (240) 276-8782

Dear Madam:

This facsimile is in reference to the bioequivalence data submitted on August 4, 2008, pursuant to Section 505(j) of the Federal Food, Drug, and Cosmetic Act for Pseudoephedrine Hydrochloride Extended Release Tables, 120 mg.

Reference is also made to your amendments dated August 19, 2010; August 25, 2009 and January 8, 2009.

The Division of Bioequivalence has completed its review of the submissions referenced above and has identified deficiencies which are presented on the attached 6 pages. This facsimile is to be regarded as an official FDA communication and unless requested, a hard-copy will not be mailed.

You should submit a response to these deficiencies in accord with 21 CFR 314.96. Your amendment should respond to all the deficiencies listed. Facsimiles or partial replies will not be considered for review. Your cover letter should clearly indicate:

Bioequivalence Response to Information Request

If applicable, please clearly identify any new studies (i.e., fasting, fed, multiple dose, dissolution data, waiver or dissolution waiver) that might be included for each strength. We also request that you include a copy of this communication with your response. Please submit a copy of your amendment in an archival (blue) jacket and unless submitted electronically through the gateway, a review (orange) jacket. Please direct any questions concerning this communication to the project manager identified above.

Please remember that when changes are requested to your proposed dissolution methods and/or specifications by the Division of Bioequivalence, an amendment to the Division of Chemistry should also be submitted to revise the release and stability specification. We also recommend that supportive dissolution data or scientific justification be provided in the CMC submission to demonstrate that the revised dissolution specification will be met over the shelf life of the drug product.

SPECIAL INSTRUCTION:

Effective 01-Aug-2010, the mew mailing address for Abbreviated New Drug Application (ANDA) Regulatory Documents is:

Office of Generic Drugs

Document Control Room, Metro Park North VII

7620 Standish Place

Rockville, Maryland 20855-2810

ANDAs will only be accepted at the new mailing address listed above. For further information, please refer to the following websites prior to submitting your ANDA Regulatory documents: Office of Generic Drugs (OGD): http://www.fda.gov/cder/ogd or Federal Register: http://www.gpoaccess.gov/fr/

Please submit your response in electronic format. This will improve document availability to review staff.

THIS DOCUMENT IS INTENDED ONLY FOR THE USE OF THE PARTY TO WHOM IT IS ADDRESSED AND MAY CONTAIN INFORMATION THAT IS PRIVILEGED, CONFIDENTIAL, OR PROTECTED FROM DISCLOSURE UNDER APPLICABLE LAW.

If received by someone other than the addressee or a person authorized to deliver this document to the addressee, you are hereby notified that any disclosure, discrimination, copying, or other action to the consent of this communication is not authorized. If you have received this document in error, please immediately notify us by telephone and return it to us by mail at the above address

Reference ID: 2902451

ANDA:	090714

APPLICANT:	SCOLR Pharma, Inc

DRUG PRODUCT:	Pseudoephedrine Hydrochloride Extended-Release Tablets, 120 mg

The Division of Bioequivalence (DBE) has completed its review and has identified the following deficiencies:

1.	In your current submission, you submitted a single-dose three-way crossover bioequivalence study No. AAI-US-593, in which your test product was given under fed conditions as one study treatment, under fasted conditions as another study treatment; and the reference treatment was given under fasted conditions as the third study treatment. Such study design only allows for comparison between the test and reference product under the same fasted conditions but it does not allow for comparison between the test and reference product under the same fed conditions. Please submit a single-dose, two-way crossover fed bioequivalence study supporting the bioequivalence of your test drug product to the reference listed drug product for Pseudoephedrine Hydrochloride, extended release tablets, under fed conditions. In this study, both the test and reference products should be given under fed conditions.

2.	We identified several instances whereby subject blood collection times were not reported accurately or were mislabeled. For example, for subject 24, in Period 2, the blood collection time was recorded as 11:24 for both Study time 4 and Study time 5. The resolution you provided in your data collection forms was, “Period 2 collection was collected per protocol.” On 5-1-2008, in response to an in-house query, you later clarified that the “PK collection time can not be verified.” It’s assumed that the sample was collected in time since it was placed in the freezer in the correct batch as verified by the blood collection processing forms. The reason for deviation is unknown.” Please identify and list all subjects whose blood collection times cannot be accurately verified and provide an explanation as to how these deviations could impact the study results.

3.	You indicated that subjects 36 and 48 met exclusion criteria for the bioequivalence study. Specifically, Subject 36 was admitted to the study while taking

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prescription drugs and subject 48 met criteria #4 of the exclusion criteria, “Mental illness, drug addiction, drug abuse, or alcoholism not answered.” However, the data for these subjects were included in the study analysis. Please explain why these subjects were included in the study despite of their qualification for exclusion from the study.

4.

One subject was dropped from the study in Period 1 due to non-compliance [late for dosing in period 1 (No. 23)]. This subject was not replaced. Please detail the non-compliance of subject 23 including the times at which the subject was late for dosing, and the extent of the deviation. Other subjects also had significant deviations but were still included in the study. For example, subject 24 was documented as having a significant deviation at the 5 hour blood draw for treatment C (test product) but was maintained in the study. Please explain this discrepancy. Please note that the median Tmax value for each of the investigational drug products was 5 hours.

5.	The protocol deviation summary table that you submitted for study #AAI-US-593 is not complete. It was noted that several blood draw deviations were not included in the table or were mislabeled. For example, subject 24 (not included) had a “significant deviation of -60 minutes at 5.00 hours” and was not reported in the protocol deviation summary table. Subject 27 (mislabeled) had a “significant deviation of -56 minutes at 0.50 hours” and was reported as “unknown reason blood collection”. Please submit an accurate protocol deviation table which includes all significant blood draw deviations, a clear and accurate description of the types of deviation, and a clear explanation as to why these subjects were maintained in the study.

6.	You did not submit the potency assay data for the reference listed drug product, Lot No. 03407V used in the bioequivalence study. Please submit the mean potency assay data for the bio study reference lot number as well as the certificate of analysis for this reference lot.

7.

You did not specify the type of anticoagulant used for the pre-study bioanalytical method validation. In the during-study bioanalytical results section, you indicated that Heparin was used as the anticoagulant for study samples. Please clarify whether the same anticoagulant was used for

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both pre-study method validation and during-study bioanalytical analysis. If not, please submit cross-validation study data demonstrating that the anticoagulant difference does not affect the analysis results.

8.	You did not provide the % coefficient of variation (CV) for the average recovery percentage for internal standards and analyte. Please submit this data for both the internal standards and analyte.

9.	The submitted copy of standard operating procedure (SOP) 62470-01 did not indicate the effective date of the SOP. Please submit a copy of SOP 62470 that includes the official effective date of SOP 62470-01. In addition, SOP-62470-1 makes reference to SOPs 61594, 61586, 61588. However, these SOPs were not included in the ANDA application. Please submit full copies of these referenced SOPs including their effective dates.

10.	You performed a number reassays for study # AAI-US-593. However, in your electronic submission, in table 9 of Module 5, you indicated that none of the data produced from the reassays was used after reanalysis. However, several instances were found where reassayed values were used in final analysis. An example of this can be seen in Table 10 of Module 5, Volume 9, Section 5.9, page 29 for the sample of Subject 10 in Period 2 at 2.5 hours, which was reported to have a concentration of 237 ng/mL of pseudoephedrine. This result was actually derived from the reassay batch number 207, and not from the original batch number 10, in which this sample was found to be 333 ng/mL of pseudoephedrine.

Also, the original analysis of this sample was performed as a part of batch 10 which was actually found to be acceptable (Batch 1-10 of module 5 volume 9 section 5.9 page 147). Please explain why samples from an acceptable batch, such as Batch 10, were reassayed, and the data from the reassay batch was used instead of the original acceptable data.

11.

Except in cases where entire batches were found unacceptable, you did not specifically indicate the subject samples that were reassayed and the specific reasons why these samples were reassayed. Please provide a table with complete listing of all reassayed samples. For each of these samples in this table, please give the identification of the reassayed

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sample, the original value(s), the reassayed value(s), the final reported value and the corresponding reason why the reassay was performed.

12.	We could not locate your drug accountability forms. Please submit the drug accountability forms or communicate to us where these forms can be found in the current ANDA submission.

13.	Following the inspection of the clinical site, AAI Pharma Inc, 200 Perimeter Park Dr, Morrisville, North Carolina, 27560, between July 30, 2008 and August 7, 2008, conducted by the Division of Scientific Investigations (DSI), Form FDA-483 was issued for this site. Subsequently, the clinical site provided its response to Form 483 and this response was included in the final evaluation by the DSI. The DSI maintained that the inspected study be considered unacceptable based on the original DSI findings.

For considering the impact of similar study conduct and site practices by the same clinical facility on the bioequivalence study of the current ANDA, the Division of Bioequivalence reviewed the aforementioned DSI inspection report and found the following objectionable findings by the DSI at the clinical site;

•	Protocols stated that volunteers would be randomly assigned to treatments, but no randomization was done, and subjects were dosed in accordance with pre-numbered kits supplied by sponsor.

•	Subject were found to be taking undocumented or mis-documented concomitant medications at the time of the drug study.

•	Not all changes in research activity were approved by an Institutional Review Board prior to implementation.

•	Clinical personnel that were responsible for administering drug products were not correctly documented in the Signature, Protocol, Training and Responsibility Log.

•	Investigation Drug Accountability forms contain no entries for “Date Received”, and final accountability inventory portions of the forms for studies completed were blank.

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•	Investigational drug disposition records are not adequate with respect to use by subjects.

•	Insufficient quantities of test / reference articles were received / retained, as total quantities remaining after the two studies are less than required to conduct 5 times release testing.

Please address the above specific findings by the DSI with respect to their impact on the bioequivalence study of this current ANDA submission. In addition, please provide any necessary supporting documents in your response.

Sincerely yours, {See appended electronic signature page} Dale P. Conner, Pharm.D. Director, Division of Bioequivalence I Office of Generic Drugs Center for Drug Evaluation and Research

Reference ID: 2902451	6

This is a representation of an electronic record that was signed electronically and this page is the manifestation of the electronic signature.

/s/ DALE P. CONNER
DALE P. CONNER
03/07/2011

Reference ID: 2902451